UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 17, 2014

Date of Report (date of earliest event reported)

GIGOPTIX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35520	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

130 Baytech Drive

San Jose, CA 95134

(Address of principal executive offices)

(408) 522-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Curt Sacks, Senior Vice President and Chief Financial Officer of GigOptix, Inc. (the “Company”) tendered his resignation effective on November 17, 2014 (the “Resignation Date”) to pursue other interests.

(c) On November 17, 2014, the Company’s Board of Directors promoted Darren Ma, 35, to become the Company’s Vice President and Chief Financial Officer effective November 18, 2014, and as such, will be the Company’s principal financial officer and principal accounting officer. Mr. Ma has been working for the Company since October 27, 2014, when he was hired on an at-will basis as the Company’s Vice President of Finance. Prior to joining the Company, and since January 2009, Mr. Ma worked for Semtech Corporation (NASDAQ: SMTC), where he served in multiple capacities, including as Senior Manager – FP&A, Power Management Business Unit and also as a Business Unit Controller of several different business units. Semtech Corporation is not a parent, subsidiary or other affiliate of the Company. Mr. Ma brings more than a decade of financial management and leadership experience in the semiconductor industry to the Company. Prior to Semtech, Mr. Ma served in numerous finance roles at Intel Corporation (NASDAQ: INTC), where he began his career, and senior finance and financial planning and analysis positions at Fisher Investments.

The Compensation Committee of the Company’s Board of Directors approved that Mr. Ma will continue to be compensated pursuant to the terms of that certain offer letter for employment from the Company to Mr. Ma dated October 10, 2014 (the “Offer Letter”). Under the terms of the Offer Letter, Mr. Ma is receiving a base annual salary of $175,000. He is also eligible for an annual bonus of up to 20% of his base annual salary, based on achieving corporate and personal performance targets. As the Company’s Vice President and Chief Financial Officer, such targets will be set by the Compensation Committee.

Also, in conjunction with his employment, the Board of Directors previously granted Mr. Ma 250,000 Restricted Stock Units (RSUs) of the Company’s common stock, subject to the terms and conditions of the Company’s 2008 Equity Incentive Plan, as amended, (the “2008 Plan”), as previously filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 10.2 to the Company’s Proxy Statement on Schedule 14-A filed on September 29, 2011, and Form of Restricted Stock Unit Notice of Grant and Agreement, as previously filed with the SEC as Exhibit 10.1 to the Company’s Current Report on Form 8-K on March 28, 2012. With his appointment as Vice President and Chief Financial Officer, the Compensation Committee has reaffirmed this prior grant of RSUs to Mr. Ma. 62,500 shares of the RSUs granted to Mr. Ma will vest on November 1, 2015, and 15,625 shares of the RSUs will vest quarterly over a three year period on each of February 1, May 1, August 1 and November 1 beginning February 1, 2016.

Mr. Ma does not have a family relationship with any of the officers or directors of the Company.

Mr. Ma has not been a party to any transaction involving the Company required to be disclosed under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Ma and the departure of Mr. Sacks is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

(e) In connection with Mr. Sacks’ resignation, the Compensation Committee of the Company’s Board Of Directors approved the entry into by the Company with Mr. Sacks of a mutually acceptable separation agreement (the “Separation Agreement”), dated as of the Resignation Date. Pursuant to the Separation Agreement, the Company agreed to pay Mr. Sacks the equivalent of $254,100, reflecting his annual base salary, in a lump sum. Additionally, the Company has agreed to accelerate vesting on 78,343 unvested Restricted Stock Units that represent the accumulation of four separate grants previously granted to Mr. Sacks by the Company. Consistent with past practice, and as disclosed by the Company at the time of the initial grants of the RSUs to Mr. Sacks, the Company will withhold shares of stock subject to the RSUs at the time of vesting for the purposes of satisfying tax withholding obligations that arise in connection with such vesting. Additionally, the Company has agreed to pay Mr. Sacks 12 months of COBRA coverage payments of the Company’s employer portion of premiums.

In connection with Mr. Ma’s appointment as Vice President and Chief Financial Officer, the Company has agreed to compensate Mr. Ma pursuant to the terms of that certain Offer Letter described in (c) above. The

Company has also granted Mr. Ma the Restricted Stock Units described above pursuant to the Company’s 2008 Plan and Form of Restricted Stock Unit Notice of Grant and Agreement. Additionally, it is expected that Mr. Ma will enter into an Indemnification Agreement, the form of which has been previously filed by the Company as Exhibit 10.3 to the Company’s Current Report on Form 8-K as filed with the SEC on June 21, 2011.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated November 18, 2014.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

GIGOPTIX, INC.

By:	/S/ DR. AVI KATZ
Dr. Avi Katz
Chief Executive Officer

Date: November 18, 2014

Exhibit Index

Exhibit No.	Description

99.1	Press release dated November 18, 2014